NEWS RELEASE

Contact: Alliance Data
Ed Heffernan
Analysts/Investors
972.348.5191
ed.heffernan@alliancedata.com

Shelley Whiddon – Media
972.348.4310
shelley.whiddon@alliancedata.com

ALLIANCE DATA’S LOYALTY BUSINESS EXPANDS RELATIONSHIP WITH CANADA’S LEADING HOME
IMPROVEMENT
RETAILER AND DISTRIBUTOR

Top-10 and Founding AIR MILES® Sponsor, RONA, adds Réno-Dépôt big-box stores in Quebec to coalition loyalty program

DALLAS, Texas (September 27, 2007) — Alliance Data Systems Corporation (NYSE: ADS), a leading provider of loyalty and marketing solutions derived from transaction-rich data, today announced that RONA, a $6 billion (CDN) Canadian retailer and distributor of hardware, home renovation and gardening products, has expanded its relationship with Alliance Data’s Canadian AIR MILES® Reward Program. A subsidiary of RONA, Réno-Dépôt, will now offer Air Miles Reward Miles to customers including do-it-yourself renovators and professionals throughout 15 Réno-Dépôt big-box stores in the province of Quebec, which represents 20 percent of RONA’s 76 big-box retail stores across Canada.

The AIR MILES Reward Program is Canada’s premier coalition loyalty program with approximately two-thirds of Canadian households actively collecting reward miles. AIR MILES collectors earn reward miles at more than 100 leading brand-name sponsors representing thousands of retail and service locations across Canada. AIR MILES reward miles can be redeemed for more than 800 different rewards, such as travel, movie passes, entertainment attractions, electronic merchandise and more.
“We are very pleased to now introduce the AIR MILES program in our Réno-Dépôt stores,” said Pierre Dandoy, executive vice president, RONA. “Through the AIR MILES program, we are addressing the needs of our customers by delivering a highly valued offering that appeals to the breadth of our Reno-Depot customer base.”

“As a founding AIR MILES Reward Program sponsor, RONA has been an integral part of our business for more than 15 years. This expansion demonstrates our ongoing commitment to growing our business through organic growth with existing partners as well as by identifying new categories and geographies,” said Bryan Pearson, president, Alliance Data Loyalty Services. “This agreement further solidifies our long-term relationship with RONA as well as our presence in the highly competitive home improvement category in Quebec.”

About Alliance Data

Alliance Data (NYSE: ADS) is a leading provider of marketing, loyalty and transaction services, managing over 120 million consumer relationships for some of North America’s most recognizable companies. Using transaction-rich data, Alliance Data creates and manages customized solutions that change consumer behavior and that enable its clients to create and enhance customer loyalty to build stronger, mutually beneficial relationships with their customers. Headquartered in Dallas, Alliance Data employs over 9,000 associates at more than 60 locations worldwide. Alliance Data’s brands include AIR MILES®, North America’s premier coalition loyalty program, and Epsilon®, a leading provider of multi-channel, data-driven technologies and marketing services. For more information about the company, visit its website, www.AllianceData.com.

About RÉNO-DÉPÔT
RÉNO-DÉPÔT is a subsidiary of RONA. It has a network of 15 big-box stores in Quebec and is serving do-it-yourself renovators and professionals. RONA Inc. is the largest Canadian distributor and retailer of hardware, home renovation and gardening products. RONA operates a network of 671 corporate, franchise and affiliate stores of various sizes and formats. With over 26,000 employees working under its family of banners in every region of Canada and more than 14 million square feet of retail space, the RONA store network now generates close to $6 billion in annual retail sales.

Alliance Data’s Safe Harbor Statement/Forward Looking Statements

This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “predict,” “project” and similar expressions as they relate to us or our management. When we make forward-looking statements, we are basing them on our management’s beliefs and assumptions, using information currently available to us. Although we believe that the expectations reflected in the forward-looking statements are reasonable, these forward-looking statements are subject to risks, uncertainties and assumptions, including those discussed in our filings with the Securities and Exchange Commission.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements contained in this news release reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. These risks, uncertainties and assumptions include those made with respect to and any developments related to the company’s proposed merger with Aladdin Merger Sub, Inc., an affiliate of The Blackstone Group, announced on May 17, 2007.  The company cannot provide any assurance that the proposed merger transaction  will be completed.  We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Alliance Data Systems Corporation’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the company’s Annual Report on Form 10-K for the most recently ended fiscal year.  Risk factors may be updated in Item 1A in each of the company’s Quarterly Reports on Form 10-Q for each quarterly period subsequent to the company’s most recent Form 10-K.

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